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                                                                      EXHIBIT 11
                                                                      ----------

                                  AKSYS, LTD.
            Exhibit 11 - Statement Re Computation of Share Earnings


                                            Year Ended        Three Months Ended
                                         December 31, 1995      March 31, 1996
                                         -----------------    ------------------
Net Loss                                    $(5,344,663)         $(1,942,323)
                                            ===========          ===========

Weighted average shares used to
 compute proforma net loss per share:

    Weighted average common
     shares outstanding                         859,643              861,457

    Weighted average preferred
     shares outstanding - assuming
     conversion                               7,363,645            9,248,136

    Additional shares pursuant to
     SAB83 computation                        2,099,549              213,244
                                            -----------          -----------
                                             10,322,837           10,322,837
                                            ===========          ===========

Proforma net loss per share                      $(0.52)              $(0.19)
                                                 ======               ======
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